Exhibit 99.1

Company Issues Statement Regarding Supporta plc

NEW YORK —December 23, 2009 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) “Allied” or the “Company”) notes the speculation in today’s press, regarding a potential cash offer for Supporta plc (“Supporta”). Allied can confirm that it has submitted an indicative cash offer for the entire issued share capital of Supporta, which is subject to, amongst other things, due diligence. Discussions with the Board of Supporta and its advisers are ongoing and Allied is currently undertaking a due diligence exercise. It should be noted that there is no certainty that an offer will be forthcoming or, in the event that one is made, on what terms.

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the City Code on Takeovers and Mergers (the “Code”). A further announcement will be made when appropriate.

The release, distribution or publication of this announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Allied or of Supporta, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3:30pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Allied or Supporta, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Supporta by Allied or Supporta, or by any of their respective “associates”, must be disclosed by no later than 12:00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0)20 7638 0129; fax +44 (0)20 7236 7013.

The Directors of the Company accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors of the Company (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement is in accordance with the facts and does not omit anything likely to impact the import of this announcement.

Piper Jaffray Ltd.(“Piper Jaffray”), which is regulated in the United Kingdom by the Financial Services Authority, is acting for Allied in relation to the matters described in this announcement and is not advising any other person, and accordingly will not be responsible to anyone other than Allied for providing the protections afforded to customers of Piper Jaffray or for providing advice in relation to the matters described in this announcement.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of 112 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; the H1N1 influenza virus which may result in staff being unable to perform services due to their own illness or due to the illness of patients and may reduce our revenues; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Enquiries:

Allied Healthcare International Inc
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
01785 810600

Piper Jaffray Ltd. (financial adviser to Allied)
Matthew Flower
020 3142 8702

Cenkos Securities (nominated adviser to Allied)
Ian Soanes
020 7397 8900